Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of lululemon athletica inc. due March 2, 2028

Term Sheet dated February 24, 2025

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measure:	The common stock of lululemon athletica inc. (the “Underlying Stock”)
Pricing Date:	February 27, 2025
Issue Date:	March 4, 2025
Final Calculation Day:	February 28, 2028
Stated Maturity Date:	March 2, 2028
Face Amount:	$1,000 per security
Contingent Coupon Payment:	On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if the closing value of the Underlying Stock on the related calculation day is greater than or equal to the coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/12.
Contingent Coupon Payment Dates:	Monthly, on the third business day following each calculation day, provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Contingent Coupon Rate:	At least 12.50% per annum, to be determined on the pricing date
Automatic Call:	If the closing value of the Underlying Stock on any of the calculation days scheduled to occur in February, May, August and November of each year from August 2025 to November 2027, inclusive, is greater than or equal to the starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the sixth calculation day, which is approximately six months after the issue date.
Calculation Days:	Monthly, on the 27th day of each month, commencing March 2025 and ending February 2028, provided that the February 2028 calculation day will be the final calculation day
Call Settlement Date:	The contingent coupon payment date immediately following the applicable calculation day
Maturity Payment Amount (per security):	• if the ending value is greater than or equal to the downside threshold value: $1,000; or • if the ending value is less than the downside threshold value: $1,000 × performance factor
Performance Factor:	The ending value divided by the starting value (expressed as a percentage)
Starting Value:	The closing value of the Underlying Stock on the pricing date
Ending Value:	The closing value of the Underlying Stock on the final calculation day
Coupon Threshold Value:	70% of the starting value
Downside Threshold Value:	70% of the starting value
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer

Summary of Terms (continued)

Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee. In addition, selected dealers may receive a fee of up to 0.3% for marketing and other services
CUSIP:	78017KSX1

Hypothetical Payout Profile (maturity payment amount)

If the securities are not automatically called prior to stated maturity and the ending value is less than the downside threshold value, you will have full downside exposure to the decrease in the value of the Underlying Stock from the starting value, and you will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Underlying Stock, but you will have full downside exposure to the Underlying Stock if the ending value is less than the downside threshold value.

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $907.10 and $957.10 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325002322/dp225201_424b2-wfceln300lulu.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	You May Be Fully Exposed To The Decline In The Underlying Stock From The Starting Value, But Will Not Participate In Any Positive Performance Of The Underlying Stock.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

•	Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Underlying Stock

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock.

•	Historical Values Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

•	We Cannot Control Actions By The Underlying Stock Issuer.

•	We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

As used in this term sheet, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.